UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/04/2006

INSIGHTFUL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-020992

DE	04-2842217
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1700 Westlake Ave N, Suite 500, Seattle, WA 98109
(Address of principal executive offices, including zip code)

2068022365
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On April 4, 2006, the board of directors of Insightful Corporation (the "Company") accepted the resignation of Paul N. Bialek, a Class I director of the Company. As disclosed in the Company's Form 8-K Current Report filed with the Securities and Exchange Commission on January 27, 2006, Mr. Bialek had previously notified the Company that he did not intend to stand for reelection as a director of the Company at the Company's next annual meeting. Mr. Bialek stated at that time that he intended to continue his service as a director until the next annual meeting or, if earlier, until a successor was appointed by the Company. Mr. Bialek's resignation is not related to any disagreement with the Company or its management on any matter relating to the Company's operations, policies, or practices. In 2005, Mr. Bialek became a general partner of Frazier Technology Ventures, a venture capital firm, and he has advised the Company that he desires to focus his efforts on activities related to his portfolio company investments.

Mr. Bialek served on the Company's Audit Committee and Nominating and Corporate Governance Committee and had served on the Company's board of directors since April 29, 2004.

(d) On April 4, 2006, Ronald Montgomery Stevens was appointed by the Company's board of directors to fill the Class I director position on the board previously held by Mr. Bialek for a term that began effective April 4, 2006 and will expire on the date of the Company's 2006 annual meeting of stockholders or when his successor is duly elected and qualified. The board has determined that Mr. Stevens is an "independent director" as that term is defined in the Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers. Mr. Stevens has been appointed to serve on the Company's Audit Committee and Nominating and Corporate Governance Committee.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGHTFUL CORPORATION

Date: April 05, 2006	By:	/s/ KENNETH J MOYLE JR
KENNETH J MOYLE JR
General Counsel & Secretary